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                                                                   EXHIBIT 10.24

                       AMERICAN RESIDENTIAL SERVICES, INC.
                 AMENDMENT NO. 2 TO 1997 EMPLOYEE INCENTIVE PLAN


The following definitions are added to paragraph 2 of the 1997 Employee Incentive Plan:

         "Parent Corporation" means the direct or indirect owner of 100% of the capital stock of a corporation.

         "Substitute Awards" means, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the grant of a Substitute Option or Substitute SAR.

         "Substitute Option" means a right to purchase a specified number of shares of capital stock of a Transaction Party at a specified price.

         "Substitute SAR" means a right to receive payment, in cash or capital stock of a Transaction Party equal to the excess of the fair market value or other specified valuation of a specified number of shares of capital stock of such Transaction Party on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

         "Transaction Party" means a corporation which is a party to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation with the Company, or such corporation's Parent Corporation or Subsidiary.

The last sentence of paragraph 14(b) of the 1997 Employee Incentive Plan is hereby amended in its entirety as follows:

         In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board will be authorized to issue or assume Awards by means of substitution of new Awards or Substitute Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment.